Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taubman Centers, Inc.:

We consent to the use of our reports dated March 4, 2005, with respect to (i) the consolidated balance sheet of Taubman Centers, Inc. as of December 31, 2004, and the related consolidated statements of operations, shareowners’ equity, and cash flows for the year then ended and related financial statement schedules, (ii) the combined balance sheet of the Unconsolidated Joint Ventures of The Taubman Realty Group Limited Partnership as of December 31, 2004, and the related combined statements of operations and comprehensive income, accumulated deficiency in assets, and cash flows for the year then ended and related financial statement schedules, and (iii) management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein.

/s/ KPMG LLP

Chicago, Illinois

May 19, 2005